UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)     May 10, 2012

FRIENDFINDER NETWORKS INC.
(Exact Name of Registrant as Specified in Its Charter)

NEVADA
(State or Other Jurisdiction of Incorporation)

001-34622	13-3750988
(Commission File Number)	(IRS Employer Identification No.)

6800 Broken Sound Parkway, Suite 200, Boca Raton, FL	33487
(Address of Principal Executive Offices)	(Zip Code)

561-912-7000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  On May 10, 2012, the Board of Directors of the Company approved an increase to the base salary of Robert Brackett, the Company's President – internet group, and a named executive officer, from $396,000 to $480,000. Mr. Brackett's new base salary of $480,000 is effective as of the payroll period beginning on May 6, 2012.

On May 15, 2012, FriendFinder Networks Inc., a Nevada corporation (“FFN”), Various, Inc., a California corporation (“Various”) and wholly-owned subsidiary of FFN (FFN and Various collectively defined herein as the “Company”) and Ezra Shashoua, the Chief Financial Officer of the Company, entered into an amended and restated employment agreement (the "Agreement").  The Agreement provides for a three-year term of employment.  Pursuant to the Agreement, Mr. Shashoua will continue to receive his current annual base salary of $480,000, which may be increased in the Company's discretion.  Mr. Shashoua will be eligible to receive a discretionary annual bonus up to 100% of his base salary upon achievement of specific goals and objectives agreed to with the Company's executive management.   Mr. Shashoua will also be eligible for and may participate in any of the Company's existing or future benefits and perquisites available to employees and to executive officers.  Mr. Shashoua will also be eligible to receive grants under the Company’s equity compensation plans from time to time commensurate with Mr. Shashoua's status as a senior executive of the Company.  The Agreement also provides that with respect to any shares of restricted stock granted to Mr. Shashoua, the Company shall have the right to repurchase such shares of restricted stock at the fair market value on the date the restricted stock was granted. This provision shall apply to the grant of restricted stock made on March 26, 2012 and any future grants of restricted stock made to Mr. Shashoua.  Additionally, Mr. Shashoua is subject to certain restrictive covenants, including provisions relating to intellectual property, confidentiality and interference with business.

In the event Mr. Shashoua is terminated by the Company for "Cause" (as defined in the Agreement), due to the expiration of the term or as a result of his death, Mr. Shashoua (or his estate, as applicable) shall be entitled to (i) his base salary earned but unpaid through the termination date; (ii) any unpaid bonus that is earned and accrued for any completed Fiscal Year; and (iii) any benefits or payments he is entitled to under any plan, program, agreement, or policy (collectively, the “Accrued Amounts”).  In the event Mr. Shashoua terminates his employment without "Good Reason" (as defined in the Agreement) during the term and in accordance with the Agreement, Mr. Shashoua shall be entitled to the Accrued Amounts, and he shall also be entitled to receive (i) his base salary for an additional one (1) year period plus an amount equal to one hundred percent (100%) of the Bonus opportunity actually earned for the fiscal year prior to the year of termination, as determined by the Company; (ii) COBRA coverage; and (iii) the acceleration of the vesting of his stock and/or options to the termination date and the ability to sell, transfer or otherwise convey all shares of stock received pursuant to such awards, if he complies with certain requirements, including that he does not accept employment with or provide consulting services to a competing company for a one (1) year period following his termination.  In the event Mr. Shashoua's employment is terminated by the Company without Cause, or by Mr. Shashoua for Good Reason, Mr. Shashoua shall be entitled to the Accrued Amounts and, subject to Mr. Shashoua's execution of a release pursuant to the terms of the Agreement, Mr. Shashoua shall be entitled to receive (i) a one-time lump sum payment of his base salary owed for the remainder of the term, except that if there is less than one (1) year remaining on the term, the amount paid to Mr. Shashoua shall be an amount equal to one (1) year of his then current base salary; (ii) a one-time lump sum payment of one hundred percent (100%) of the bonus opportunity actually earned for the fiscal year prior to the termination year; (iii) the same level of health coverage and benefits in effect immediately preceding the termination date, provided Mr. Shashoua meets certain requirements; and (iv) the acceleration of the vesting of his stock and/or options to the termination date and the ability to sell, transfer or otherwise convey all shares of stock received pursuant to such awards.  In the event that the Mr. Shashoua's employment is terminated for any reason within 12 months following a Change in Control, Mr. Shashoua shall be entitled to receive the Accrued Amounts and, subject to Mr. Shashoua's execution of a release pursuant to the terms of the Agreement, Mr. Shashoua shall be entitled to receive, the following severance benefits: (i) an amount equal to five (5) times Mr. Shashoua's base salary in one lump sum payment; (ii) an amount equal to one hundred percent (100%) of the bonus opportunity actually earned for the fiscal year prior to the year of termination, if any; (iii) the same level of health coverage and benefits in effect immediately preceding the termination date, provided Mr. Shashoua meets certain requirements; and (iv) the acceleration of the vesting of his stock and/or options to the termination date and the ability to sell, transfer or otherwise convey all shares of stock received pursuant to such awards.  Additionally, Mr. Shashoua is entitled to receive certain gross-up payments if any of the payments made to him under the Agreement are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

A copy of the Agreement entered into among the Company, Various and Mr. Shashoua is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement, dated as of May 15, 2012, between FriendFinder Networks Inc., Various, Inc. and Ezra Shashoua.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 18, 2012	FRIENDFINDER NETWORKS INC.

/s/ Marc H. Bell
Marc H. Bell
Chief Executive Officer and Director
(Principal Executive Officer)

Exhibit Index

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement, dated as of May 15, 2012, between FriendFinder Networks Inc., Various, Inc. and Ezra Shashoua.